Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

by and among

KICKSEND HOLDINGS, INC.,

POCKET GAMES, INC.

and

MARLBOROUGH BROTHERS FAMILY TRUST

Dated as of April 21, 2016

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (this “Agreement”), is made and entered into by the Parties as of the 21st day of April 2016 (the “Effective Date”), by and among: (A) Pocket Games, Inc., a corporation organized under the laws of the State of Florida (“Pocket Games” or “Purchaser”); (B) Kicksend Holdings, Inc., a corporation organized under the laws of the State of Delaware, doing business as “Kicksend” (“Kicksend” or the “Company”); and (C) Marlborough Brothers Family Trust, a California trust (“Marlborough” or the “Seller”). The Company and the Seller are sometimes referred to individually as a “Selling Party” and collectively as the “Selling Parties. The Purchaser is sometimes referred to individually as the “Buying Party. The Selling Parties and the Buying Party are sometimes referred to individually as a “Party” and collectively as the “Parties.” Certain other capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them as set forth on Annex I hereto.

RECITALS

WHEREAS, in April 2015, the Company acquired all of the operating assets and assumed the stated liabilities of Receivd, Inc., a Delaware corporation doing business as “Kicksend” (the “Kicksend Seller”); and

WHEREAS, the Company is engaged in, among other things, the business of file storage and sharing in real-time on digital platforms, including desktop, mobile and webapps, to permit users to organize, download and send stored files (the “Business”); and

WHEREAS, in connection with its acquisition of assets and Business of the Kicksend Seller, the Company issued to the Kicksend Seller and its assigns (the “Note Holders”), promissory notes in the aggregate principal amount of Eight Hundred Thousand Dollars ($800,000), in the form of the senior secured convertible promissory notes attached hereto as Exhibit A-1 (the “Purchase Notes”); which Purchase Notes were assigned by the Kicksend Seller in equal $400,000 principal amount to Venture Lending & Leasing VI, Inc. (“Venture VI”) and Venture Lending & Leasing VII, Inc. (“Venture VII); and

WHEREAS, The authorized capital stock of Kicksend consists of 25,000,000 shares of Kicksend Capital Stock, $0.0001 par value per share, of which (a) 20,000,000 shares of Kicksend Capital Stock are designated as common stock (the “Kicksend Common Stock”) and (b) 5,000,000 shares of Kicksend Capital Stock are designated as preferred stock, containing such rights, privileges and designations as the Kicksend Board of Directors may from time to time designate (the “Kicksend Preferred Stock”). As at the date of this Agreement, there is an aggregate of 9,000,000 shares of Kicksend Common Stock issued and outstanding, all of which shares of Kicksend Common Stock are owned by Marlborough.  No shares of Kicksend Preferred Stock are currently issued or outstanding.  As at the date of this Agreement, Kicksend has (a) reserved for issuance an additional 1,000,000 shares of Kicksend Common Stock for issuance upon conversion into Kicksend Common Stock of the Purchase Notes, and (b) 1,111,111 additional shares of Kicksend Common Stock for issuance upon exercise of outstanding Warrants in the form attached hereto as Exhibit A-2 to purchase 10% of the fully-diluted Kicksend Common Stock issued in equal 555,555 amounts to Venture VI and Venture VII (collectively, the “Kicksend Warrants”);

WHEREAS, among other things, the Purchase Notes are subject to mandatory conversion into KickSend Common Stock in the event that such Kicksend Common Stock has a “Market Valuation” equal to or exceeding ten million dollars ($10,000,000.00) as performed or evaluated by an independent third party investor, chartered financial analyst or investment group; with the term “Market Valuation” defined as such amount equal to 100% of the outstanding Kicksend Common Stock, as determined by multiplying either (a) the last per share price at which sales of Kicksend Common Stock or other securities convertible into Kicksend Common Stock were sold or issued in a private transaction or financing, or (b) the volume weighted average price per share of publicly traded Kicksend Common Stock, as traded on the over-the-counter markets (the “OTC Markets”) or any other national securities exchange for any twenty day consecutive trading days; and

WHEREAS, the Purchaser desires to purchase, and Marlborough desires to sell to the Purchaser, all nine million (9,000,000) shares of Kicksend Common Stock owned by Marlborough (the “Exchange Shares”), solely in exchange for (a) 270,000 shares of “Pocket Games Series C Preferred Stock” as hereinafter defined, and (b) a 4% $3,960,000 principal amount “Pocket Games Note,” as hereinafter defined (the “Exchange”); and

WHEREAS, immediately following the Closing Date and sale of the “Kicksend Exchange Shares” (hereinafter defined) the Purchaser shall consummate the “Merger” (hereinafter defined); and

WHEREAS, as at the date of this Agreement, an aggregate of (i) 5,000,000,000 shares of Pocket Games common Stock, $0.0001 par value per share (the “Pocket Games Common Stock”) are authorized for issuance under the Pocket Games Articles of Incorporation, of which 187,043,632 shares of Pocket Games Common Stock are issued and outstanding; and (ii) 2,500,000 shares of Pocket Games preferred stock, $0.0001 par value per share (the “Pocket Games Preferred Stock”) are authorized for issuance under the Pocket Games Articles of Incorporation, of which 1,000 shares of Pocket Games Preferred Stock, designated as Series A Preferred Stock are issued and outstanding (the “Pocket Games Series A Preferred Stock”), and (ii) 480,000 shares of Pocket Games Preferred Stock, designated as Series B Preferred Stock are issued and outstanding and convertible into an additional 172,655,660 shares of Pocket Games Common Stock (the “Pocket Games Series B Preferred Stock”); and

WHEREAS, the Selling Parties desire to enter into the Exchange with Pocket Games pursuant to the terms and conditions of this Agreement; and

WHEREAS, the board of directors of Pocket Games (the “Pocket Games Board of Directors”) and Marlborough believe that it is in the best interests of the Parties to consummate the Exchange and related transactions contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

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ARTICLE I

THE EXCHANGE AND RELATED TRANSACTIONS

1.1 The Exchange and Merger Transaction.

(a) The Kicksend Exchange Shares. Pursuant to the terms and conditions of this Agreement and Section 351 of the Code, at the Closing (as defined below), Marlborough shall sell, transfer and assign (collectively, “Transfer”) to the Purchaser all nine million (9,000,000) shares of Kicksend Common Stock owned by Marlborough (the “Kicksend Exchange Shares”).

(b) Authorization of Pocket Games Series C Preferred Stock. On or before the Closing, Pocket Games shall file an amendment to its Articles of Incorporation to authorize for issuance an aggregate of three hundred thousand (300,000) shares of non-redeemable, voting, convertible shares of Series B Preferred Stock of Pocket Games, with a par value of $0.0001 per share, and a stated or liquidation value of twenty ($20.00) dollars per share (the “Pocket Games Series C Preferred Stock”)

(c) Issuance of Pocket Games Exchange Securities to Marlborough. Pursuant to the terms and conditions of this Agreement and Section 351 of the Code, at the Closing (as defined below), the Purchaser shall issue and Transfer to Marlborough (i) an aggregate of two hundred and seventy thousand (270,000) shares of Pocket Games Series C Preferred Stock, and (ii) a $3,960,000 principal amount of the “Pocket Games Notes,” as hereinafter defined (collectively, the “Pocket Games Exchange Securities”).

(d) Reservation of Additional Pocket Games Exchange Securities. On the Closing Date, the Purchaser shall reserve for issuance to the Holders of the Purchase Notes (i) an additional thirty thousand (30,000) shares of Pocket Games Series C Preferred Stock, and (ii) an aggregate of $440,000 principal amount of “Pocket Games Notes,” as hereinafter defined, (iii) the “Pocket Games Warrants,” as hereinafter defined (collectively, the “Merger Securities”) for issuance following the Closing Date pursuant to the terms of the Merger Agreement described herein.

(e) The Merger. On or immediately following the Closing Date, (i) Kicksend shall cause the Purchase Notes to be converted, based on the mandatory conversion provisions of such Purchase Notes, into 1,000,000 shares of Kicksend Common Stock, and (ii) the Purchaser shall acquire all 1,000,000 shares of Kicksend Common Stock issuable to the Holders of the Purchase Notes, solely in exchange for the Merger Securities to be issued to the Holders of the Purchase Notes, pursuant to the terms of the merger of K-Send Acquisition Corp., a newly formed wholly-owned Delaware subsidiary of the Purchaser (“Mergerco”) with and into the Company, with the Company as the surviving corporation of such merger (the “Merger”). Such Merger shall be consummated pursuant to the Agreement of Merger annexed hereto as Exhibit B and made a part hereof (the “Merger Agreement”).

(f) Reverse Stock Split. On or immediately prior to the Closing Date, Pocket Games shall pursuant to the Pocket Games Articles of Amendment (defined below), effect a one-for one thousand (1,000) reverse split of its authorized and outstanding shares of Common Stock, as a result of which, (i) the 5,000,000,000 authorized shares of Pocket Game Common Stock shall be reduced to 5,000,000 shares, and (ii) the 187,043,632 issued and outstanding shares of Pocket Games Common Stock shall be reduced to 187,044 issued and outstanding shares (the “Reverse Stock Split”). As used in this Agreement, all authorized, issued and outstanding shares of Pocket Games Common Stock give retroactive effect to such Reverse Stock Split.

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1.2 Rights and Designations of the Pocket Games Series C Preferred Stock. The 300,000 shares of Pocket Games Series B Preferred Stock authorized pursuant to the Pocket Games Articles of Amendment (defined below) to be issued by the Purchaser to Marlborough, Lovatt and the Company Minority Shareholders shall:

(a) have a stated value of $20.00 per share and an aggregate liquidation value of $6,000,000;

(b) on a Sale of Control or liquidation of the Purchaser shall rank (A) junior to any Indebtedness of the Purchaser, (b) pari passu to any other Pocket Games Preferred Stock now existing or hereinafter created, and (c) be senior to any Pocket Games Common Stock;

(c) vote on an “as converted” basis, together with the outstanding shares of Pocket Games Common Stock;

(d) not accrue or pay any dividend;

(e) not be subject to any mandatory or optional redemption;

(f) upon the occurrence of a “Conversion Event” (hereinafter defined) shall automatically convert into an aggregate of fifty three thousand nine hundred and fifty five (53,955) shares of Pocket Games Common Stock, or such other number of shares of Pocket Games Common Stock as shall constitute twelve (12.0%) percent of the 449,624 shares of “Pocket Games Fully-Diluted Common Stock” (as described below) as at the date such Conversion Event shall occur, and after giving effect to such Conversion Event (the “Series C Preferred Stock Conversion Shares”); and

(g) contain such other rights, designations and privileges as are set forth in the articles of amendment to the Articles of Incorporation of Pocket Games which shall include the designations of the rights and preferences of the Series B Preferred Stock in the form of Exhibit C annexed hereto with the Secretary of State of the State of Florida (the “Pocket Games Articles of Amendment”).

1.3 The Pocket Games Notes. The $4,400,000 aggregate principal amount of Pocket Games Notes issuable on the Closing Date as part of the Exchange Securities and the Merger Securities shall contain the following terms and conditions:

(a) the Pocket Games Notes shall have a $4,400,000 purchase amount and a $4,000,000 principal amount to provide for a 10% original issue discount to accrue and be payable together with the principal amount on the “Maturity Date” (defined below);

(b) unless converted into Pocket Games Common Stock, the Pocket Games Notes shall be due and payable, together with all interest accrued thereon, if any, on March 31, 2019 (the “Maturity Date”);

(c) at such time as a “Conversion Event” (as hereinafter defined) shall have occurred, the $3,960,000 of Pocket Game Notes issued to Marlborough as part of the Exchange Securities, together with $440,000 principal amount of additional Pocket Games Notes issuable in equal amounts to Venture VI and Venture VII in the Merger as part of the Merger Securities, shall be

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convertible at the option of the holders into shares of Pocket Games Common Stock as shall be determined by dividing (i) the aggregate $4,400,000 principal amount of such Pocket Games Notes by (ii) 55% of the closing price of the Pocket Games Common Stock as traded on over-the-counter markets (the “OTC Markets”) on the date that a notice of conversion shall be given (the “Pocket Games Notes Conversion Shares”); provided, that, in no event shall the an aggregate number of shares of Pocket Games Notes Conversion Shares be less than thirty five thousand nine hundred and seventy (35,970) shares of Pocket Games Common Stock, or such other number of shares of Pocket Games Common Stock as shall constitute eight (8.0%) percent of the 449,624 shares of “Pocket Games Fully-Diluted Common Stock” (as described below) as at the date a Conversion Event shall occur, and after giving effect to the Conversion Event; and

(d) shall be in the form of the note annexed hereto as Exhibit D and made a part hereof (the “Pocket Games Notes”).

1.4 Merger Securities Minimum Market Valuation. Notwithstanding anything to the contrary, express or implied contained in this Agreement, at the time of the automatic conversion into Pocket Games Common Stock of the thirty thousand (30,000) shares of Pocket Games Series C Preferred Stock, and the optional conversion of the $440,000 principal amount of Pocket Games Notes, constituting the Merger Securities, the aggregate number of shares of Pocket Games Common Stock issued to the holders of the Merger Securities shall have a Market Valuation at the time of issuance of not less than $1,000,000 (the “Merger Securities Minimum Valuation”). In the event and to the extent that the actual Market Valuation of all of the shares of Pocket Games Common Stock issued upon (a) the automatic conversion of the Pocket Games Series C Preferred Stock and (b) the shares of Pocket Games Notes Conversion Shares Stock issuable upon the holder’s optional conversion of the Pocket Games Notes (collectively, the “Pocket Games Merger Conversion Shares”) shall, at the time of conversion, be less than an aggregate of $1,000,000, then and in such event, Pocket Games shall, upon conversion into Pocket Games Common Stock of all Pocket Games Merger Securities, issue such number of additional shares of Pocket Games Common Stock to the holders of the Merger Securities (the “Make-Whole Shares”), so that the Minimum Market Valuation of the Pocket Games Merger Conversion Shares and the Make-Whole Shares shall have a Market Valuation of not less than $1,000,000.

1.5 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Common Stock Equivalents” shall mean as applied to Pocket Games, all warrants, options, shares of Pocket Games Preferred Stock, convertible notes or other securities or rights issued or granted by Pocket Games entitling the holder(s) thereof to purchase or receive shares of Pocket Games Common Stock upon exercise or conversion of such securities, rights or capital stock of Pocket Games, as applicable.

(b) “Conversion Event” shall mean such time as the Market Valuation of Pocket Games Common Stock shall be equal to or shall exceed ten million ($10,000,000) dollars.

(c) “Market Valuation” shall mean shall mean such amount equal to one hundred percent (100%) of the outstanding Pocket Games Common Stock, as determined either (i) by multiplying the volume weighted average price per share of Pocket Games Common Stock, as publicly traded on the OTC Markets or any other national securities exchange for any twenty (20) consecutive trading days, or (ii) as performed or evaluated by an independent third party investor, chartered financial analyst or investment group.

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(d) Pocket Games Fully-Diluted Common Stock” shall mean as at the date that a Conversion Event shall occur, the sum of (i) all shares of Pocket Games Common Stock issued and outstanding and (ii) all shares of Pocket Games Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents of Pocket Games; in each case, immediately after giving effect to the Conversion Event associated with the Exchange Securities and the Merger Securities, including, without limitation, all shares of Common Stock issuable upon full conversion of all of the shares of Pocket Games Series B Preferred Stock, Pocket Games Series C Preferred Stock and Pocket Games Notes; provided, however, that Pocket Games Fully-Diluted Common Stock shall not mean or include any Common Stock or Common Stock Equivalents of Pocket Games issued or issuable in connection with (A) the Pocket Games Warrants, (B) the acquisition of the assets, capital stock or other equity of any additional Person by Pocket Games, other than Kicksend, (C) any debt or equity financing provided to Pocket Games or its subsidiaries prior or subsequent to a Conversion Event, (D) the issuance of Common Stock or Common Stock Equivalents issued to any employees of Pocket Games or the Company or any consultant or other Person or employees thereof (excluding Marlborough, VC2 Capital Corp. or any Affiliates of such Persons), whether under the Incentive Stock Plan or otherwise, in exchange for rendering services to Pocket Games or the Company; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clauses (A), (B), (C) or (D) of this Section 1.5(b) shall dilute the equity interests of all holders of Pocket Games Common Stock and all holders of Pocket Games Series C Preferred Stock and Pocket Games Notes and Pocket Games Warrants on an equitable and pro-rata basis.

(e) “Pocket Games Warrants” shall mean the common stock purchase warrants in the form of Exhibit E attached hereto, that are exercisable at any time or from time to time on or before March 31, 2020, entitling Venture VI and Venture VII, or their assigns, to purchase, for $0.0001 per share, an aggregate of 9,992 shares of Pocket Game Common Stock, or such other number of shares of Pocket Games Common Stock as shall represent ten (10.0%) percent of the issued and outstanding shares of Pocket Games Common Stock issuable upon full conversion of all shares of Pocket Games Series C Preferred Stock and Pocket Games Notes (collectively, the “Warrant Shares”).

1.6 Closing. Pursuant to the terms and conditions of this Agreement, the closing of the Exchange (the “Closing”) will take place at 4:00 p.m. Eastern time on or prior to April 27, 2016, unless such other date is mutually agreed upon by the Parties (the “Closing Date”). The Closing shall be by exchange of electronic signature pages or held in person at the offices of CKR Law, LLP in New York, New York, unless another place is agreed to in writing by the parties hereto.

1.7 Deliveries at Closing. On the Closing Date, the relevant party or parties shall cause the following documents, certificates and instruments to be executed and delivered:

(a) Marlborough shall deliver to Pocket Games the stock certificates evidencing the Kicksend Exchange Shares; which certificates shall be duly endorsed in blank for Transfer or accompanied by separate common stock powers duly endorsed by the record holder(s) with their signatures appropriately notarized or guaranteed;

(b) Pocket Games shall deliver to Marlborough certificates evidencing 270,000 shares of Pocket Games Series C Preferred Stock;

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(c) Pocket Games shall deliver to Marlborough a $3,960,000 principal amount of Pocket Game Note;

(d) Marlborough, the Company, Mergerco and Pocket Games shall have executed and delivered the Merger Agreement in the form of Exhibit B annexed hereto;

(e) Pocket Games shall have filed the Certificate of Merger in the form annexed to the Merger Agreement with the Secretary of State of the State of Delaware;

(f) Pocket Games shall have filed the Articles of Amendment in the form of Exhibit B annexed hereto with the Secretary of State of the State of Florida;

(g) Pocket Games shall have issued the Merger Securities issuable to Venture VI and Venture VII under the Merger Agreement;

(h) Pocket Games shall have executed the registration rights agreement attached and annexed hereto as Exhibit F (the “Registration Rights Agreement”); and

(i) Each of the Purchaser and the Selling Parties shall have executed and delivered such corporate resolutions as shall be required to consummate the transactions contemplated by this Agreement.

1.8 Restricted Securities. The Selling Parties and Lovatt acknowledge that the Series B Preferred Stock, Pocket Games Notes and the shares of Pocket Games Common Stock issuable upon conversion of the Pocket Games Series C Preferred Stock and Pocket Games Notes (collectively, the “Conversion Shares”) have not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act, and in conformance with applicable state securities laws. Each certificate evidencing the Pocket Games Series C Preferred Stock, Pocket Games Notes and the Conversion Shares shall bear the following legend:

“The shares evidenced by this certificate have not be registered under the Securities Act, as amended (the “Act”), and may not be sold, pledged, hypothecated or assigned in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act.”

1.9 Definitions. Unless otherwise defined in the body of this Agreement, all other capitalized terms shall have the same meaning as they are defined on Annex I annexed to this Agreement and made a part hereof.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Marlborough hereby represents and warrants to the Buying Parties with respect to itself, as follows.

2.1 Good Title. Marlborough are the record and beneficial owner, and has good title to its Company Common Stock, all of which are deemed duly authorized, validly issued and fully paid and non-assessable in all respects, with the right and authority to sell and deliver marketable title to such Company Common Stock. Upon delivery of any certificate or certificates duly assigned, representing the Exchange Shares as herein contemplated, Pocket Games will receive good title to the Exchange Shares representing 80% of the Fully-Diluted Company Common Stock, free and clear of all Liens. Any proposed changes in Marlborough ownership of Company Common Stock between the date of this Agreement and the Closing Date will be disclosed to and approved in advance by Buying Parties.

2.2 Organization. Marlborough, if an entity, is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3 Power and Authority. Each of Company and Marlborough has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Company and Marlborough to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Company and Marlborough, enforceable against Company and Marlborough in accordance with the terms hereof.

2.4 No Conflicts. The execution and delivery of this Agreement by Company and Marlborough and the performance by Company and Marlborough of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to Company and Marlborough; and (c) will not violate or breach any contractual obligation to which Company and Marlborough are a party.

2.5 Litigation. There is no pending proceeding against Company or Marlborough, that involves the Company Common Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of Marlborough, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

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2.6 No Finder’s Fee. Neither Company nor Marlborough have created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by Marlborough.

2.7 Purchase Entirely for Own Account. Marlborough are acquiring Pocket Games Series B Preferred Stock and Pocket Games Series A Preferred Stock proposed to be acquired hereunder for investment for their own account and not with a view to the resale or distribution of any part thereof, and Marlborough have no present intention of selling or otherwise distributing the Pocket Games Series C Preferred Stock or Pocket Games Notes, except in compliance with applicable securities laws.

2.8 Available Information. Marlborough have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Pocket Games and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to Pocket Games.

2.9 Non-Registration. Marlborough understands that the Pocket Games Series C Preferred Stock or Pocket Games Notes has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Marlborough’ representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to Pocket Games Series C Preferred Stock or Pocket Games Notes in accordance with Pocket Games charter documents or the laws of its jurisdiction of incorporation.

2.10 Restricted Securities. Marlborough understand that the Pocket Games Series C Preferred Stock and Pocket Games Notes are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Marlborough pursuant hereto, the Pocket Games Series C Preferred Stock and/or Pocket Games Notes would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. Marlborough further acknowledge that if the Pocket Games Series C Preferred Stock and/or Pocket Games Notes are issued to Marlborough in accordance with the provisions of this Agreement, such Exchange Securities may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Marlborough represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11 Company Capitalization. The authorized capital stock of Kicksend consists of 25,000,000 shares of Kicksend Capital Stock, $0.0001 par value per share, of which (a) 20,000,000 shares of Kicksend Capital Stock are designated as common stock (the “Kicksend Common Stock”) and (b) 5,000,000 shares of Kicksend Capital Stock are designated as preferred stock, containing such rights, privileges and designations as the Kicksend Board of Directors may from time to time designate (the “Kicksend Preferred Stock”). As at the date of this Agreement, there is an aggregate of 9,000,000 shares of Kicksend Common Stock issued and outstanding, all of which shares of Kicksend Common Stock are owned by Marlborough.  No shares of Kicksend Preferred Stock are currently issued or outstanding.  As at the date of this Agreement, Kicksend has reserved for issuance (i) an additional 1,000,000 shares of

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Kicksend Common Stock for issuance upon conversion into Kicksend Common Stock of the Purchase Notes, and (ii) an additional 1,111,111 shares of Kicksend Common Stock for issuance upon exercise of the Kicksend Warrants.

2.12 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Marlborough in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represent and warrant to Pocket Games, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, provided, however, that: (A) each of the following representations and warranties is qualified by the disclosure schedules of the Company (the “Company Disclosure Schedules”), which set forth certain disclosures concerning the representations and warranties; and (B) any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Disclosure Schedules of the Selling Parties.

3.1 Due Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. The Company has the power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect on the Company.

3.2 Authority to Execute and Perform Agreements. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other “Transaction Documents” to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individuals and actions, and no other proceedings on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents or to consummate any of the transactions contemplated therein. This Agreement and the Transaction Documents have all been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery to the Company, are the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws generally affecting the enforcement of creditors’ rights and general equitable principles.

3.3 Company Charter Documents. Pocket Games has been furnished with a true and complete copy of the Company Certificate of Incorporation and By-Laws and all amendments to date.

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3.4 Tax Matters.

(a) Except as set forth on Company Disclosure Schedule 3.4, all Tax Returns with respect to the Company that are required to be filed on or before the Closing, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due from the Company on such Tax Returns have been or will be paid in full.

(b) Except as set forth on Company Disclosure Schedule 3.4, there is no pending or, to the Knowledge of the Company, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company.

3.5 Compliance with Laws; Licenses and Permits.

(a) The Company has not violated any Laws, which violation has had or is reasonably expected to have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, the Company has not made any illegal payment to officers or employees of any governmental or regulatory authority, or engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company. The Company is not aware of facts that (with or without notice or lapse of time, or both) could result in the Company being in violation of any law which may have a Material Adverse Effect on the Company.

(c) Except as set forth on Company Disclosure Schedule 3.5, the Company has all licenses, concessions, permits, certificates of need, approvals and authorizations (collectively, “Permits”) from all Persons or Governmental Entities necessary to conduct the Business as currently conducted, other than any such omissions that are not reasonably expected to have a Material Adverse Effect on the Company. Such Permits are sufficient to enable the Company to lawfully conduct its Business as presently conducted and as proposed to be conducted in all respects. No Permit is subject to revocation, forfeiture or renegotiation by virtue of any existing circumstances affecting the Company or by virtue of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than as would not reasonably expected to have a Material Adverse Effect on the Company. There is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit or the rights of the Company thereunder.

3.6 No Breach. Except as set forth on Company Disclosure Schedule 3.6 or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company’s execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Company’s Certificate of Incorporation or By-Laws; (b) any contract to which the Company is a party or by or to which it or any of its assets are bound or subject; or (c) any law or order against, or binding upon or applicable to the Company or their assets.

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3.7 Litigation. Except as set forth on Company Disclosure Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, there are no outstanding orders against or involving the Company applicable to the operations of the Business, or the Company. Except as set forth on Company Disclosure Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is not now, nor has ever been during the one (1) year prior to the date hereof, a party to or, to the Knowledge of the Company, threatened with any legal proceeding applicable to the operations of the Business. Except as set forth on Company Disclosure Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no dispute with any Person under contract with the Company in connection with the operations of the Business. None of the legal proceedings set forth on Company Disclosure Schedule 3.7, individually or together with any other, will result in a Material Adverse Effect on the Company. Except as set forth on Company Disclosure Schedule 3.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, there is no fact, event or circumstance that in the reasonable judgment of the Company are likely to give rise to any legal proceeding that would be required to be set forth on Company Disclosure Schedule 3.7 if currently pending or threatened in writing. There are no legal proceedings pending or, to the Knowledge of the Company, threatened in writing that would give rise to any right of indemnification on the part of any past or present manager or officer of the Company or the heirs, executors or administrators of such manager or officer against the Company or any successor to the Business.

3.8 Intellectual Property.

(a) The Company has furnished to the Buying Parties a complete and accurate list of all material “Intellectual Property” (as that term is defined on Annex I to this Agreement), which is owned, licensed, leased or otherwise used by the Company in connection with the Business.

(b) the Company has furnished to the Buying Parties a complete and accurate list of all material agreements to which the Company is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property or (ii) restricting the rights of the Company to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Company, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement other than as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Except as set forth on Company Disclosure Schedule 3.8 or as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) To the Knowledge of the Company, the Company or its Affiliates own, or have a valid right to use, free and clear of all encumbrances, all of the Intellectual Property. To the Knowledge of the Company, the Company is listed in the records of the appropriate United States, state,

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or foreign registry as the sole current owner of record for each application and registration relating to Intellectual Property owned by the Company that has been filed or issued with respect to such Intellectual Property.

(ii) To the Knowledge of the Company, The Intellectual Property owned by the Company, and any Intellectual Property used by the Company, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable.

(iii) There is no pending or, to the Knowledge of the Company threatened, claim, suit, arbitration or other adversarial legal proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Company, or, to the Knowledge of the Company, the Intellectual Property licensed to the Company, (B) alleging that the activities or the conduct of the Business do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company.

(iv) To the Knowledge of the Company, the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Knowledge of the Company, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company, and no such claims, suits, arbitration or other adversarial proceedings which have been brought against any third party by the Company remain unresolved.

(v) The Company have used reasonable commercial efforts to protect the confidentiality of its trade secrets. To the Knowledge of the Company, no trade secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the Knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(vi) The consummation of the Agreement and the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Intellectual Property, nor will it require the consent of any governmental or regulatory authority or third party in respect of any such Intellectual Property.

3.9 Indebtedness. Company Disclosure Schedule 3.9 sets forth a list of all material Indebtedness owed by the Company (including “Affiliated Indebtedness” defined in Section 5.8 and “Senior Lender Indebtedness” as defined in Section 5.2 hereof, but not including trade credit and amounts incurred in the ordinary course of business that are not overdue) as at the date hereof and updated through the Closing Date. Such Company Disclosure Schedule 3.9 shall include the name(s) of each creditor, the amount of Indebtedness owed and the maturity date of such Indebtedness. Except as set forth on Company Disclosure Schedule 3.9, no event of default by the Company or event, which with the giving of notice, the passage of time or both, would constitute an event of default by the Company in respect of such Indebtedness, has occurred and is continuing.

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3.10 Customer and Supplier Lists.

(a) Company Disclosure Schedule 3.10 lists the names and dollar amounts of sales revenues from all customers that represented 5% or more of the total annual sales revenues of the Company for the two fiscal years ended March 31, 2015 and March 31, 2014. Company Disclosure Schedule 3.10 also lists the names and dollar amounts of purchases from all suppliers from whom the Company purchased 5% or more of the total annual purchases by the Company for the fiscal year ended March 31, 2015.

(b) As of the date of this Agreement, The Company has not licensed, sold or granted any rights to any Person to use any of the Company’s key customer and key supplier lists other than pursuant to outsourced business operations or marketing for the Company.

(c) To the Knowledge of The Company, there has been no written notice from any customer or supplier that the acquisition of Company Capital Stock by Marlborough that will materially and adversely affect the relationships of the Company (as successor owner to the Business) with such customer or supplier.

3.11 Operation of the Business. Except as set forth on Company Disclosure Schedule 3.11, or in connection with this Agreement, the Company has not since May 1, 2015:

(a) except for content or Equipment or inventory acquired in the ordinary course of business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(b) except in the ordinary course of business, made any material sale, assignment, transfer or license of any of its products or Intellectual Property;

(c) except in the ordinary course of business, entered into or agreed to enter into any material contract, or materially amended, or agreed to materially amend any contract, in each case to which it is a party or to which it or its assets or properties related to the Business are bound or subject;

(d) agreed to make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, with payment has not yet been made;

(e) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

(f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(g) established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement;

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(h) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(i) failed to make any material payment to any creditor of the Business as they have become due and payable unless such payment was subsequently made; or

(j) authorized, committed or agreed to take, any of the foregoing actions.

3.12 Financial Statements, Business Plan and Projections. (a) The Company has supplied Pocket Games with (i) the unaudited financial statements of the Company consisting of its balance sheet and income statement as of December 31, 2014 and December 31, 2015 and for the two fiscal years then ended (the “Annual Financial Statements”).

(b) The Annual Financial Statements and the Interim Financial Statements reflect all material assets and liabilities of the Company and have been prepared in conformance with prior practice. The Company has no reason to believe that the Annual Financial Statements cannot be audited by an accounting firm qualified under the Public Company Accounting Oversight Board.

3.13 Company Warrants and Company Options.

(a) Except for the Company Warrants and the Company Options set forth on Company Disclosure Schedule 3.13, there are no issued or outstanding (i) subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company, (ii) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(b) Except for the Company Warrants and the Company Options set on Company Disclosure Schedule 3.13, unless otherwise approved by Buying Parties, there are or will not be at the Closing any issued and outstanding shares of Company Capital Stock that are subject to purchase options or warrants or subject to any repurchase or redemption right or right of first refusal in favor of the Company, or any other Person.

(c) Except as set forth on Company Disclosure Schedule 3.13, (i) the Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company, and (ii) there are no agreements to which the Company is a party or by which it is bound with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of any securities of the Company.

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3.14 Orders. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the Business of the Company.

3.15 Absence of Certain Changes. Except as set forth on Company Disclosure Schedule 3.15, since January 1, 2015, the Company has conducted its business only in the ordinary course of such business consistent with past practices, and there has not occurred (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any repurchase, redemption or any other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iii) any change in accounting principles, practices or methods used by the Company or any of its Subsidiaries; (iv) any revaluation on the Annual Financial Statements or Interim Financial Statements; or (v) any transaction or commitment made by the Company to buy or sell any assets or any shares of capital stock, or to otherwise acquire or sell any business in whole or in part (whether by merger, through a recapitalization or otherwise), outside the ordinary course of business, that is or would be material to the Company’s business.

3.16 Certain Payments. Neither the Company, or, to the Knowledge of the Company, any manager, officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or intentionally failed to make any material entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any material favor or given any material gift which was not deductible for federal income tax purposes, unless such favor or gift is reflected as an expense in the financial statements of the Company to the extent required;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession (but not including business gifts of non-material nature or business entertainment); or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

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3.17 Equipment. The Company has furnished to Pocket Games a complete and accurate list of all material “Equipment” (as that term is defined on Annex I to this Agreement), which is owned, licensed, leased or otherwise used by the Company in connection with the Business as set forth on Company Disclosure Schedule 3.17.

3.18 Accrued Expenses and Accounts Payable. The Company has furnished to the Buying Parties a list of names and amounts owed by the Company to each such account creditor as of February 28, 2015 to be set forth on Company Disclosure Schedule 3.18. Except as otherwise disclosed on such list, none of such accounts payable and accrued expenses are overdue and require immediate payment and/or compromise.

3.19 Full Disclosure. To the Knowledge of the Company, this Agreement and the Disclosure Schedules do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein made, in the context in which made, neither false or misleading.

3.20 No Broker. Except as set forth on Company Disclosure Schedule 3.20, no broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company other than with KPMG Corporate Finance LLC, for which any fee will be paid entirely by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KICKSEND

Kicksend hereby represents and warrants to the Selling Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, provided, however, that: (A) each of the following representations and warranties is qualified by the disclosure schedules of Pocket Games (the “Pocket Games Disclosure Schedules”), which set forth certain disclosures concerning the representations and warranties; and (B) any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Pocket Games Disclosure Schedules:

4.1 Due Organization. Pocket Games is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted. Purchaser has no Subsidiaries and does not own, and has never owned any shares or other securities of, or any direct or indirect equity in any Entity to be deemed a Subsidiary of Purchaser. Purchaser is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect. Further, Purchaser has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

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4.2 Authority Relative to this Agreement and Transaction Documents. Buying Parties have the full legal right and all power and authority and approval required to enter into, execute and deliver this Agreement and any Transaction Document to which it is a party and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which a Buying Party is a party and the consummation by the Buying Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, partnership or individual action, and no other proceedings on the part of the Buying Parties is necessary to authorize the execution, delivery and performance of this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which the Buying Parties are a party has been duly and validly executed and delivered by the Buying Parties and, assuming the due authorization, execution and delivery by the Selling Parties, constitutes a legal, valid, and binding obligations of the Buying Parties enforceable against a Buying Party in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws affecting creditor’s rights generally and general equitable principles.

4.3 Pocket Games Capitalization.

(a) An aggregate of (i) 499,000,000 shares of Pocket Games common Stock, $0.0001 par value per share (the “Pocket Games Common Stock”) are authorized for issuance under the Pocket Games Articles of Incorporation; and (ii) 1,000,000 shares of Pocket Games preferred stock, $0.0001 par value per share (the “Pocket Games Preferred Stock”) are authorized for issuance under the Pocket Games Articles of Incorporation. As at the date of this Agreement, an aggregate of (A) 24,989,929 shares of Pocket Games Common Stock, (B) 1,000 shares of Pocket Games Series A Preferred Stock, and (C) 480,000 shares of Pocket Games Series B Preferred Stock are issued and outstanding, and the Pocket Games Series B Preferred Stock is convertible into an additional 23,061,626 shares of Pocket Games Common Stock.

(b) Except as contemplated by Pocket Games Disclosure Schedule 4.3, there are not issued or outstanding any (i) subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Purchaser, (ii) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Purchaser, (iii) Contract under which Purchaser is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Purchaser or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Purchaser. Purchaser has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Purchaser.

(d) Except as contemplated by Pocket Games Disclosure Schedule 4.3, or otherwise approved by in advance in writing by Marlborough, there are and will not be at the Closing any issued and outstanding shares of Purchaser capital stock that are subject to purchase options or warrants or subject to any repurchase or redemption right or right of first refusal in favor of Purchaser, or any other Person.

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(e) Except as contemplated by Pocket Games Disclosure Schedule 4.3, or otherwise approved by in advance in writing by Marlborough, (i) Purchaser is not a party to or bound by any and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Purchaser, and (ii) there are no agreements to which Purchaser is a party or by which it is bound with respect to the registration under the Securities Act, of any securities of Purchaser.

(f) All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by Pocket Games Disclosure Schedule 4.3, or otherwise approved by in advance in writing by Marlborough, no shares of capital stock of Pocket Games are subject to preemptive rights or any other similar rights of the shareholders of Pocket Games or any liens or encumbrances imposed through the actions or failure to act of Pocket Games. Except as contemplated by Pocket Games Disclosure Schedule 4.3, or otherwise approved by in advance in writing by Marlborough, as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Pocket Games or any of its Subsidiaries, or arrangements by which Pocket Games or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of Pocket Games or any of its Subsidiaries, (ii) there are no agreements or arrangements under which Pocket Games or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by Pocket Games (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Note or the Conversion Shares. Pocket Games has furnished to the Purchaser true and correct copies of Pocket Games’ Articles of Incorporation as in effect on the date hereof (“Articles of Incorporation”), Pocket Games’ By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock of Pocket Games and the material rights of the holders thereof in respect thereto. Pocket Games shall provide the Purchaser with a written update of this representation signed by Pocket Games’ Chief Executive on behalf of Pocket Games as of the Closing Date.

4.4 Issuance of Shares. The Pocket Games Series A Preferred Stock, Series B Preferred Stock and the Conversion Shares are duly authorized and reserved for issuance and, upon conversion of the Series B Preferred Stock in accordance with its respective terms, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of Pocket Games and will not impose personal liability upon the holder thereof.

4.5 No Conflicts. The execution, delivery and performance of this Agreement by the Buying Parties and the consummation by Buying Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance of the Conversion Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which Pocket Games or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment

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or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Pocket Games or its securities are subject) applicable to Pocket Games or any of its Subsidiaries or by which any property or asset of Pocket Games or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither Pocket Games nor any of its Subsidiaries is in violation of its Articles of Incorporation, By-laws or other organizational documents and neither Pocket Games nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put Pocket Games or any of its Subsidiaries in default) under, and neither Pocket Games nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Pocket Games or any of its Subsidiaries is a party or by which any property or assets of Pocket Games or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of Pocket Games and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as the Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, Pocket Games is not required to obtain any consent, authorization or order of, or make any filing or registration with,any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement, the Note in accordance with the terms hereof or thereof or to issue and sell the Note in accordance with the terms hereof and to issue the Conversion Shares upon conversion of the Note. All consents, authorizations, orders, filings and registrations which Pocket Games is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. If Pocket Games is listed on the OTCBB, Pocket Games is not in violation of the listing requirements of the Over-the-Counter Bulletin Board (the “OTCBB”) and does not reasonably anticipate that the Common Stock will be delisted by the OTCBB in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

4.6 Compliance with Laws; Governmental Authorizations. Buying Parties are, and has at all times been, in compliance with all applicable Laws. Buying Parties have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

4.7 Legal Proceedings Order. There is no pending Legal Proceeding, and to the Knowledge of the Buying Parties, no Person has threatened to commence any Legal Proceeding: (i) that involves Buying Parties or any of the assets owned, used or controlled by Purchaser or any Person whose liability Purchaser has or may have retained or assumed, either contractually or by operation of law or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

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4.8 SEC Documents; Financial Statements. Pocket Games has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of Pocket Games included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Pocket Games and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of Pocket Games included in the SEC Documents, Pocket Games has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2015, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Pocket Games. Pocket Games is subject to the reporting requirements of the 1934 Act.

4.9 Absence of Certain Changes. Since December 31, 2014, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or 1934 Act reporting status of Pocket Games or any of its Subsidiaries.

4.10 Patents, Copyrights, etc. Pocket Games and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or to Pocket Games’ knowledge threatened, which challenges the right of Pocket Games or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); to the best of Pocket Games’ knowledge, Pocket Games’ or its Subsidiaries’ current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and Pocket Games is unaware of any facts or circumstances which might give rise to any of the foregoing. Pocket Games and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

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4.11 No Materially Adverse Contracts, Etc. Neither Buying Party nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Pocket Games’ officers has or is expected in the future to have a Material Adverse Effect. Neither Pocket Games nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of Pocket Games’ officers has or is expected to have a Material Adverse Effect.

4.12 Tax Status. Pocket Games and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Pocket Games and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Pocket Games know of no basis for any such claim. Pocket Games has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of Pocket Games’ tax returns is presently being audited by any taxing authority.

4.13 Certain Transactions. Except for arm’s length transactions pursuant to which Pocket Games or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than Pocket Games or any of its Subsidiaries could obtain from third parties and other than the grant of disclosed stock options, none of the officers, directors, or employees of Pocket Games is presently a party to any transaction with Pocket Games or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Pocket Games, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.14 Disclosure. All information relating to or concerning a Buying Party or any of its Subsidiaries set forth in this Agreement in connection with the transactions contemplated hereby is true and correct in all material respects and the Buying Parties have not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to a Buying Party or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Pocket Games but which has not been so publicly announced or disclosed (assuming for this purpose that Pocket Games’ reports filed under the 1934 Act are being incorporated into an effective registration statement filed by Pocket Games under the 1933 Act).

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4.15 Acknowledgment Regarding Purchase of Exchange Shares. Buying Parties acknowledge and agree that Marlborough are acting solely in the capacity of arm’s length purchasers with respect to this Agreement and the transactions contemplated hereby. Buying Parties further acknowledge that Marlborough have not and are not acting as a financial advisor or fiduciary of Buying Parties (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by Marlborough or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to Buying Parties purchase of the Exchange Shares. Buying Parties decision to enter into this Agreement has been based solely on the independent evaluation of Company and its Business.

4.16 No Integrated Offering. Neither Buying Party, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Series B Preferred Stock or Series A Preferred Stock to Marlborough. The issuance of the Series B Preferred Stock and the Conversion Shares to Marlborough will not be integrated with any other issuance of Pocket Games’ securities (past, current or future) for purposes of any shareholder approval provisions applicable to Pocket Games or its securities.

4.17 Permits; Compliance. Pocket Games and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Pocket Games Permits”), and there is no action pending or, to the knowledge of Pocket Games, threatened regarding suspension or cancellation of any of Pocket Games Permits. Neither Pocket Games nor any of its Subsidiaries is in conflict with, or in default or violation of, any of Pocket Games Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2014, neither Pocket Games nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

4.18 Environmental Matters.

(i) There are, to Pocket Games’ knowledge, with respect to Pocket Games or any of its Subsidiaries or any predecessor of Pocket Games, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither Pocket Games nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to Pocket Games’ knowledge, threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or

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wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(ii) Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by Pocket Games or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by Pocket Games or any of its Subsidiaries during the period the property was owned, leased or used by Pocket Games or any of its Subsidiaries, except in the normal course of Pocket Games’s or any of its Subsidiaries’ business.

(iii) There are no underground storage tanks on or under any real property owned, leased or used by Pocket Games or any of its Subsidiaries that are not in compliance with applicable law.

4.19 Title to Property. Pocket Games and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of Pocket Games and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Pocket Games Disclosure Schedule 4.19) or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by Pocket Games and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

4.20 Internal Accounting Controls. Pocket Games and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of Pocket Games’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.21 Series A Preferred Stock. Lovatt is the sole record and beneficial owner of 100% of the issued and outstanding Pocket Games Series A Preferred Stock and has good and marketable title thereto, free and clear of any and all liabilities, liens, security interests, pledges, restrictions on transfer, claims, charges or other encumbrances or equities of any kind, nature, or description (collectively, the “Encumbrances”). Upon consummation of the Exchange and the Transfer of Five Hundred (500) shares of Pocket Games Series A Preferred Stock, subject to Section 1.1 above, Marlborough shall acquire valid and un-Encumbered title to fifty percent (50%) of the outstanding Pocket Games Series A Preferred Stock.

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ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Each of the Selling Parties and the Buying Parties do hereby covenant and agree as follows:

5.1 Boards of Director Designee. On the Closing Date, Marlborough shall have the right to designate two (2) members to the board of directors of Pocket Games (the “Marlborough Designees”).

5.2 Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. In consideration of the covenants provided for herein to the Selling Parties at the Closing, and as a material inducement to Pocket Games to enter into this Agreement and the Transaction Documents, during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, (the “Non-Compete Period”), Marlborough shall not, and shall not permit any of its Affiliates to, own, operate or otherwise participate in (whether as shareholder, partner, joint venturer, manager, officer, employee or consultant, but not including ownership of five (5%) percent or less of shares of a publicly traded company ) any Person that markets or sells any product or service within the United States which directly competes with the Business of the Company, as such Business is conducted as of the Closing Date.

(b) Non-Solicitation. Marlborough agrees that, during the Non-Compete Period, Marlborough shall not, and shall not permit any of their Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any Business Employee during the Non-Compete Period, without the prior written consent of Pocket Games.

(c) Confidentiality. Following the Closing, Marlborough shall, and shall cause their Affiliates to, keep confidential and refrain from using, except in connection with this Agreement and the Ancillary Agreements, all nonpublic information regarding the Business (the “Confidential Information”); provided, however, that Marlborough and their Affiliates will not be required to maintain as confidential any Confidential Information that (i) becomes generally available to the public other than as a result of a disclosure by Marlborough or any of their Affiliates; or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order by any Governmental Authority or under any Law or other legal requirement; and provided, further, that Marlborough may disclose Confidential Information (x) to their counsel, accountants and agents on a need-to-know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information) and (y) in any action, suit or proceeding between the parties. In the event that Marlborough or any of their Affiliates are requested or required to disclose any Confidential Information pursuant to the preceding clause (ii), Marlborough shall provide Pocket Games with prompt written notice of the request or requirement so that Pocket Games may, at Holding’s cost, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.2(d). If, in the absence of a protective order or other remedy or the receipt of a waiver by Pocket Games, Marlborough or one of their Affiliates, as applicable, on the written advice of counsel, is required to disclose such Confidential Information to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, Marlborough or one of their Affiliates, as applicable, may disclose that portion of the Confidential Information which such counsel advises Marlborough or one of

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their Affiliates, as applicable, is legally required to disclose; provided that Marlborough shall use their best efforts to obtain, at the request and cost of Pocket Games, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Pocket Games shall designate. Following the Closing, the parties shall treat the terms and conditions of this Agreement as Confidential Information.

(d) Remedy for Breach. Marlborough acknowledges and agrees that in the event of a breach by Marlborough or any of their Affiliates of any of the provisions of this Section 5.2, Pocket Games shall be irreparably harmed and monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Pocket Games and/or its successors or permitted assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 5.2, in each case without the requirement of posting a bond or proving actual damages (which requirements Marlborough shall waive).

(e) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.3 Expenses. Each party to this Agreement shall bear and pay all of the fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement.

5.4 Further Assurances. Each of the Parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing.

5.5 Resignations. On the Closing Date, the Company shall deliver to Pocket Games, the undated resignations of all Persons who held positions as members of the board of directors of the Company and were in office immediately prior to the Closing.

5.6 Bank Accounts. On the Closing Date, the signatories on all bank accounts of the Company shall be changed in a matter acceptable to Pocket Games.

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5.7 Registration Rights Agreement; Rule 144.

(a) On the Closing Date, Marlborough and Pocket Games shall execute and deliver to each other the Registration Rights Agreement in the form of Exhibit F annexed hereto and made a part hereof (the “Registration Rights Agreement”), providing that following the effectiveness of a Form S-1 registration statement filed by Pocket Games with the SEC, Pocket Games shall file with the SEC a registration statement on Form S-1 or Form S-3, as applicable, to register for resale under the Securities Act, the shares of Pocket Games Common Stock issuable upon any optional or mandatory conversion of the Pocket Games Series B Preferred Stock issued to Marlborough (the “Resale Registration Statement”);

(b) With a view to making available to Marlborough the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Marlborough to sell Pocket Games Common Stock to the public without registration or pursuant to a registration on Form S-3, Pocket Games shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the Closing Date;

(ii) file with the SEC in a timely manner all reports and other documents required of Pocket Games under the Securities Act and the Securities Exchange Act; and

(iii) furnish to Marlborough, so long as Marlborough owns any Pocket Games Series A Preferred Stock, Series B Preferred Stock or Pocket Games Common Stock issued upon conversion thereof, forthwith upon request (A) to the extent accurate, a written statement by Pocket Games that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Securities Exchange Act (at any time Pocket Games has been subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after Pocket Games so qualifies); (B) a copy of the most recent annual or quarterly report of Pocket Games and such other reports and documents so filed by Pocket Games; and (C) such other information as may be reasonably requested in availing Marlborough of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Buyer so qualifies to use such form).

5.8 Access to Documents, Information. Pocket Games represents that its has had access to all documents and information concerning the Company and the Business, and such opportunity to ask questions of members of management of the Company, as they have requested or have deemed necessary in order to proceed with the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

GENERAL PROVISIONS

6.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by Purchaser except as may otherwise be required by law or (in the case of Marlborough).

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6.2 Notices. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by courier service and shall be deemed to have been given when delivered in person or by reputable international express service, as evidenced by the records of such service . For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party's name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.:

if Pocket Games

Pocket Games, Inc.

1732 First Avenue, Suite 25955

New York, New York 10128

Attn.: David Lovatt, CEO

Telephone: (347) 460-9994

Email: david.lovatt@pocketgamesinc.com

if to Seller, to:

Marlborough Brothers Family Trust

9955 Wiltshire Blvd

Suite 300

Beverly Hills, California 90212

Attn: Trustee

provided, however, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be that Party’s contact information for purposes of this Section 5.2 until further revised.

6.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the Exchange and related transactions and supersede all prior agreements, written or oral, with respect thereto.

6.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

6.5 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

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6.6 Survival. The representations and warranties of the Selling Parties and the Purchaser shall survive the Closing Date for a period of fifteen (15) months and may be enforced by a non- breaching Party in accordance with Section 6.14 below by written notice of a demand for arbitration or filing of a petition for equitable relief (as the case may be) which is submitted or filed at any time within such fifteen (15) month period. Except as otherwise indicated elsewhere herein and excluding Section 5.2, the covenants and agreements of the Parties shall survive indefinitely. Section 5.2 shall survive the Closing Date for a period of twenty four (24) months.

6.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6.8 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, by facsimile, portable document format (“pdf”), or other form of electronic signature, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.9 Construction and Interpretation. The use of any gender herein is deemed to include the other gender and the neuter, as required by the context. Whenever used herein, any pronoun or defined term will be deemed to include both the singular and plural, as the context requires. All Parties contributed to the drafting of this Agreement and any agreements, instruments or other documents executed in connection herewith. None of those agreements, instruments or documents will be construed against or interpreted to the disadvantage of any Party by reason of such Party having structured, initially prepared or drafted this Agreement or any agreements, instruments or other documents executed in connection herewith. Each of the Parties acknowledges that it has had access to legal counsel in connection with the negotiation, documentation and execution of this Agreement and any agreements, instruments or other documents executed in connection herewith. As used herein (a) “including” means including, without limitation; (b) “person” includes a natural person, corporation, business trust, estate, trust, partnership, association, joint venture, limited liability company, government, governmental subdivision or agency, or any other for profit or not for profit legal or commercial entity; (c) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter,” “above,” “below,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used; and (d) any pronoun or defined term will be deemed to include both the singular and plural, as the context requires.

6.10 Captions. The headings, titles or captions of the Sections and Sections of this Agreement are inserted only to facilitate reference, and they are not intended to define, limit, extend or describe the scope or intent of this Agreement or any provision hereof, and they do not constitute a part hereof or affect the meaning or interpretation of this Agreement or any part hereof.

6.11 Assignment. No party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that rights and obligations under this Agreement may be transferred and assigned to a Permitted Transferee (as defined in the Stockholder Agreement) pursuant to the Transfer by a Party of its capital stock in Pocket Games to such Permitted Transferee.

6.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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6.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

6.14 Indemnification; Survival; Governing Law and Dispute Resolution.

(a) The representations and warranties of each of the Selling Parties and Pocket Games shall survive the Closing Date under this Agreement and shall remain in force and effect for a period of twelve (12) months following such Closing Date. The respective covenants and agreements of the Selling Parties and Buying Parties shall survive the Closing Date indefinitely.

(b) Neither the Selling Parties nor Pocket Games shall be obligated to indemnify, defend or hold harmless (each an “Indemnifying Party”) any of the other Parties to this Agreement (each an “Indemnified Party” for any third-party liability, damages, costs or expenses incurred by the Indemnified Party (each, a “Loss”) unless the aggregate amount of such Loss shall exceed $10,000 (the “Indemnity Basket”). To the extent that Losses incurred by an Indemnified Party exceed the Indemnity Basket, the Indemnifying Party shall be liable for any Losses in excess thereof up to an aggregate amount not to exceed $1,000,000 (the “Indemnity Cap”).

(c) This Agreement shall be governed by the laws of the State of California. Any dispute involving the interpretation or application of any of the provisions of this Agreement which cannot be resolved between the Parties shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Arbitration Association, before a single arbitrator appointed in accordance with such Rules. If arbitration proceedings are initiated by a Selling Party, such arbitration shall be held in the city of Los Angeles, State of California, USA. In such connection, the Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in the City Los Angeles, State of California as the forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by providing a copy of the summons and/or complaint to the other party pursuant to the procedures set forth in Section 6.2 above at the address set forth herein. Notwithstanding anything to the contrary contained herein (including the arbitration provisions above), (a) either of the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the City of Los Angeles, State of California, in any other jurisdiction in any manner provided by applicable law. The prevailing party in any proceeding arising from a dispute related to or arising from this Agreement will be entitled to recover its costs and reasonable attorneys’ fees relating thereto.

6.15 Time. Time is of the essence to this Agreement. In computing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, a Sunday or a holiday for State or Federal courts in the State of California, County of Los Angeles, in which event the period will run until the end of the next day which is not a Saturday, Sunday or a holiday for State or Federal courts in the State of California.

[Balance of page intentionally left blank – signature page follow]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

KICKSEND HOLDINGS, INC. By:______________________________ Name: Michael Pope Title: President	POCKET GAMES, INC. By: Name: David Lovatt Title: Chief Executive Officer
SELLER: MARLBOROUGH BROTHERS FAMILY TRUST By:______________________________ Name: Trustee:
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List of Annex and Exhibits

Annex I Definitions

Exhibit A-1 Kicksend Purchase Notes

Exhibit A-2 Kicksend Warrants

Exhibit B Merger Agreement

Exhibit C Pocket Games Articles of Amendment to Incorporation

Exhibit D Form of Pocket Games Notes

Exhibit E Form of Pocket Game Warrants

Exhibit F Registration Rights Agreement

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Annex I
Definitions

As used in this Agreement, the following terms will bear the following meanings:

“Affiliate” means (i) any individual who is a Marlborough, spouse, sibling, or descendant of a party and (ii) any Person that is controlled by, controls or is under common control with a party, and for the purpose of this definition, “controlled by”, “controls”, and “under common control with” mean and refer to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract, or otherwise.

“Equipment” shall mean all machinery, manufacturing equipment, data processing equipment, television equipment, broadcasting equipment, video editing equipment, telecommunication equipment, computers, office equipment, furnishings, furniture, appliances, all fixtures and all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranty obligations of such Person with respect to Indebtedness of another Person, (g)  all Preferred Stock issued by such Person and which by the terms thereof are (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time prior to the date which is six months after the Maturity Date, (h) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Intellectual Property” means and includes any and all ideas, knowledge, inventions, improvements, trademarks, service marks, trade names, trade secrets, software (excluding any commercial off the shelf software developed and sold by a third party, such as Microsoft Office), hardware, services, or copyrights, regardless of whether in analog or digital or tangible or intangible form, that may be subject to protection under the patent, trademark, copyright, trade secret or similar statutory or common law of any state, the United States or any foreign country.

“Transaction Documents” shall mean the collective reference to this Agreement, all agreements and documents that are Exhibits to this Agreement and other agreements, certificates, articles and instruments to be executed and delivered by the Parties in connection with the Closing.

“Transfer” means to sell, transfer, hypothecate or otherwise assign.